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                                                                    EXHIBIT 3.0

                           ARTICLES OF INCORPORATION

                                       OF

                      LEISURE TIME CASINOS & RESORTS, INC.

         The undersigned natural person of the age of eighteen years or more, acting as an incorporator of a corporation under the Colorado Corporation Code, adopts the following Articles of Incorporation for such corporation.

         FIRST: The name of the corporation is LEISURE TIME CASINOS & RESORTS, INC.

         SECOND: The aggregate number of shares of stock which the corporation shall have authority to issue is 50,000,000, of which 45,000,000 shares shall be common stock, $0.001 par value, and 5,000,000 shares shall be preferred stock no par value. The designations, preferences, limitations and relative rights of the shares of each class are as follows:

         Common Stock:

                  (a) All common stock, when issued, shall be fully paid and nonassessable.

                  (b) No holder of shares of common stock of the corporation shall be entitled, as such, to any preemptive right to acquire unissued shares of the corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares or to any preemptive right to acquire any other securities which the corporation may now or in the future be authorized to issue. The Board of Directors of the corporation may, however, in its discretion by resolution determine that any unissued securities of the corporation shall be offered for subscription solely to the holders of any class or classes of such common stock, in such proportions based on common stock ownership as the Board of Directors in its discretion may determined.

                  (c) Each share of common stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy. Cumulative voting in the election of directors shall not be permitted.

         Preferred Stock:

         The Board of Directors hereby is expressly authorized, by resolution or resolutions, to provide out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, without limiting the generality of the foregoing, the following:


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                  (a) The designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

                  (b) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights which may be general or limited;

                  (c) The dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                  (d) Whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other terms and conditions of such redemption;

                  (e) The amount or amounts payable upon such shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

                  (f) Whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

         (g) Whether the shares of such series shall be convertible into or exchangeable for, shares of stock of any other class or classes or of any other series of preferred stock or any other class or classes of capital stock, and if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

         (h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of any other class or any other series of preferred stock; and

                  (I) The conditions of restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class or classes.

         The holders of common stock shall have and possess all rights as stockholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the preferred stock.

         Subject to preferential dividend rights, if any, of the holders of preferred stock, dividends


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upon the common stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

         Dividends on shares of common stock and preferred stock may be paid in shares of common stock or preferred stock.

         THIRD: The corporation shall have the right to impose restrictions on the sale or other disposition of its shares which restrictions may be placed upon all or a portion or portions of the certificates evidencing the corporation's shares to which such restrictions apply.

         FOURTH: The address of the corporation's initial registered office is 1610 Wink Street, Suite 200, Denver, Colorado 80202, and the name of the initial registered agent at such address is Thomas S. Smith.

         FIFTH: Meetings of shareholders may be held at such time and place as the Bylaws shall provide. A majority of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

         SIXTH: The number of directors constituting the initial Board of Directors of the corporation is one. The name and address of the person who is to serve as the director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

Name                              Address
------------------------------    -----------------------------

Alan N. Johnson                   Address
                                  522 Broadway
                                  Lorain, Ohio 44052

The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three, the exact number to be fixed by the Bylaws; provided that, if the outstanding shares are held of record by fewer than three shareholders, there need only be as many directors as there are shareholders.

         SEVENTH The name and address of the incorporator is Thomas S. Smith, 1610 Wynkoop Street, Suite 200, Denver, Colorado 80202.

         EIGHTH The officers and directors of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in areas of interest designated by the Board of Directors of this corporation from time to time in resolutions appearing in the corporation's Minutes. When such an area of interest is delineated, all such business opportunities within such area of interest which come to the attention of the officers and directors of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it in such an area of interest and, thereafter, any officer or director may avail himself or herself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area as an area of


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interest, the officers and directors of this corporation shall be free to engage in such area of interest on their own and this doctrine shall not limit the rights of any officer or director of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any officer, director or employee of the corporation from any other duties which he or she may have to the corporation.

         NINTH: Any of the directors or officers of this corporation shall not, in the absence of fraud, be disqualified by his or her office from dealing or contracting with this corporation whether as vendor, purchaser or otherwise, nor shall any firm, partnership, association, or corporation of which he or she shall be a member or in which he or she may be pecuniarily interested in any manner, be so disqualified. No director or officer of this corporation, nor any firm, partnership, association or corporation with which he or she is connected as aforesaid, shall be liable to account to this corporation or its shareholders for any profit realized by him or her or such firm, partnership, association or corporation from or through any such transaction or contract; it being the express purpose and intent of this Article to permit this corporation to buy from, sell to, or otherwise deal with the officers and directors of this corporation and firms, partnerships, associations or corporations of which the directors and officers of this corporation, or any one or more of them, may be members, directors, or officers, or in which they or any of them have pecuniary interests; and the contracts and transactions of this corporation with any such persons or entities, in the absence of fraud, shall not be void or voidable or affected in any manner by reason of the officers or directors having a direct or indirect interest therein or a direct or indirect interest in such entities. The interested director or directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof authorizing, approving or ratifying any such contract or transaction. Further, the vote of any such interested director at a meeting of the Board of Directors or committee thereof authorizing, approving or ratifying any such contract or transaction may be counted if his or her relationship or interest with respect to any such contract or transaction (i) is disclosed and such transaction or contract is authorized, approved or ratified by a majority of the directors without counting the vote or consent of such interested director, or (ii) is disclosed to the shareholders of the corporation and authorized, approved or ratified by the shareholders by vote or written consent, or (iii) such contract or transaction is fair and reasonable to the corporation.

         TENTH: When, with respect to any action to be taken by the shareholders of this corporation, the Colorado Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

         ELEVENTH: A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except that this provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for (i) any breach of the director's duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-5-114 of the Colorado Corporation Code as the same may be amended from time to time; or (iv) any transactions from which the director derived an improper personal benefit.


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         Any repeal or modification of this Article Eleventh by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         TWELFTH: Subject to repeal by action of the shareholders, the Board of Directors of this corporation is authorized to adopt, confirm, ratify, alter, amend, rescind and repeal Bylaws or any portion thereof from time to time.

Dated: February 4, 1993.


                                            /s/ Thomas S. Smith
                                           ----------------------------------
                                            Thomas S. Smith




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